Exhibit 99.1

Kyphon Signs Definitive Agreement to Acquire St. Francis Medical Technologies

Acquisition Establishes New, Complementary Growth Platform in Rapidly Growing Minimally Invasive Spine Market Transaction Expected to be Significantly Accretive to 2008 Earnings

SUNNYVALE, Calif., Dec 04, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Kyphon Inc. (Nasdaq: KYPH), announced today that it has signed a definitive agreement to acquire St. Francis Medical Technologies, Inc. (“St. Francis”), a privately held, California-based company that manufactures the X STOP(R) Interspinous Process Decompression (IPD(R)) System, the first FDA-approved interspinous process device for treating lumbar spinal stenosis. The transaction broadens Kyphon’s focus in minimally invasive spine by adding the X STOP(R) technology platform to its existing KyphX(R) balloon kyphoplasty technologies for repairing vertebral compression fractures and its recently launched Functional Anaesthetic Discography(TM) procedure for diagnosing the source of low back pain.

Under the terms of the agreement, Kyphon will acquire 100% of the fully diluted equity of St. Francis for $525 million in upfront cash payable upon closing, plus additional revenue-based contingent payments of up to $200 million payable in either cash or a combination of cash and stock, at Kyphon’s election. Any contingent payments will be made no earlier than 2008. Kyphon’s agreement with St. Francis is subject to governmental regulatory review and other customary closing conditions. Until receipt of regulatory approval, the acquisition will not be able to close, although Kyphon presently anticipates that closing may occur in the first quarter of 2007.

Upon closing, Kyphon expects to incur an estimated one-time, pre-tax charge of approximately $35 to $50 million for in-process research and development (IPR&D). Although the company has not finalized the purchase price allocation and thus cannot yet assess the exact impact on 2007 GAAP earnings, Kyphon anticipates that the transaction will be significantly dilutive to 2007 GAAP earnings due to the expected level of transaction-related intangible amortization and the fact that the IPR&D charge will not be tax-deductible.

Excluding the impact of the non-cash IPR&D charge, Kyphon expects this acquisition to be approximately $0.15 to $0.20 dilutive to pro forma, non-GAAP earnings per share in 2007 due primarily to the amortization of intangibles resulting from this transaction. Excluding both the non-cash IPR&D charge and the non-cash amortization of intangibles, the company anticipates the transaction to be neutral to $0.10 accretive to pro forma, non-GAAP earnings per share in 2007. In 2008 and thereafter, Kyphon anticipates the transaction will be significantly accretive to GAAP earnings per share.

Kyphon will finance the upfront payment due upon closing through a combination of cash on hand and bank financing, including a syndicated term loan and credit facility. Depending on market conditions, the company may access the equity or equity-linked markets in 2007 to retire some portion of the debt.

“This acquisition directly supports our stated strategy of bringing minimally invasive spine therapies to our markets and adds an innovative new product platform to benefit the large number of patients suffering from lumbar spinal stenosis,” said Richard Mott, president and chief executive officer of Kyphon. “We have been impressed with the progress St. Francis has made over the past several years in developing its X STOP(R) technology and with the strength and breadth of the associated intellectual property portfolio it built to protect its innovations. This acquisition will leverage the strong distribution capabilities of our direct sales organization and provide another growth engine for delivering enhanced value to our shareholders,” Mott concluded.

“Both Kyphon and St. Francis share a common commitment to technological innovation through minimally invasive products and procedures to address debilitating spinal diseases,” said Kevin Sidow, president and chief executive officer of St. Francis. “In building its balloon kyphoplasty franchise, Kyphon has established relationships with thousands of spine specialists through its large direct sales force and clinical education programs. Kyphon is the ideal partner to maximize the potential of our X STOP (R) system and accelerate adoption of this important technology.”

Advisors

In connection with the transaction, Banc of America Securities LLC is acting as financial advisor, and Latham & Watkins LLP is legal counsel, to Kyphon. J.P. Morgan Securities Inc. is acting as financial advisor, and Wilson Sonsini Goodrich & Rosati LLP is legal counsel, to St. Francis.

Conference Call and Webcast

Kyphon management will host a conference call to discuss the acquisition of St. Francis Medical Technologies, Inc. today, Monday, December 4, 2006 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time). Interested parties may access the call by dialing 1-888-732-6202 (U.S.) or 1-719-457-1017 (International) and entering code 324322.

A live webcast of the call will also be available from the Investor Relations section of the company’s corporate Web site at www.kyphon.com. The call will be archived on this site for a minimum of two months.

An audio replay of the call will also be available beginning from 7:30 a.m. Pacific Time on Monday, December 4, 2006, until 12:00 a.m. Pacific Time on January 4, 2007. To access the replay, dial 1-888-348-4629 (U.S.) or 1-719-884-8882 (International) and enter access code 324322.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function and diagnose low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal fractures caused by osteoporosis or cancer, and in the Functional Anaesthetic Discography procedure for diagnosing low back pain due to degenerative disc disease. More information about the company and its products can be found at www.kyphon.com and its patient education Web site, www.spinalfracture.com.

Functional Anaesthetic Discography is a trademark, and Kyphon and KyphX are registered trademarks, of Kyphon Inc.

About St. Francis Medical Technologies, Inc.

St. Francis Medical Technologies is a privately held medical device company based in Alameda, California focused on the design, development and marketing of technologies and procedures for orthopaedic and neurological spine surgery. The X STOP(R) technology is the company’s initial product line. For more information, please visit: www.sfmt.com .

X STOP(R), X-STOP(R), XSTOP(R), IPD(R), and ST. FRANCIS MEDICAL TECHNOLOGIES(R) are trademarks of St. Francis Medical Technologies, Inc.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “targets,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current preliminary expectations without taking into account any possible impact from any other future business development transaction and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Material factors that may cause results to differ from the statements made include unexpected delays in obtaining regulatory approvals for the transaction; delays in completing the transaction, and the risk that the transaction may not be completed at all; the significant amount of debt that Kyphon will incur in connection with the transaction, including the restrictions that debt covenants will impose on its future operations and the risk that Kyphon may default on repayment of the debt; failure to achieve the revenues, cost savings, growth prospects and any or other synergies expected from the proposed transaction; the combined company may require additional capital and may not be able to raise sufficient capital, on favorable terms or at all; and delays and challenges associated with integrating the companies, including employees and operations, after the transaction is completed. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

SOURCE Kyphon Inc.

Investors and Media, Julie D. Tracy, Vice President, Investor Relations and Corporate Marketing of Kyphon Inc., +1-408-548-6500, or jtracy@kyphon.com

http://www.sfmt.com/

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